Exhibit 107

Filing Fee Table

S-1

(Form Type)

Advasa Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

			Fee		Proposed		Proposed
			Calculation		Maximum		Maximum
		Security	or Carry		Offering		Aggregate		Amount of
	Security	Class	Forward	Amount	Price Per		Offering		Registration
	Type	Title	Rule	Registered	Share		Price(2)	Fee Rate	Fee
Fees to Be Paid	Equity	Common Stock(1)	Rule 457(o)	-	$-		$8,625,000.00	0.00013810	$1,191.11
	Equity	Common Stock (3)	Rule 457(a)	3,000,000	$5.00	(4)	$15,000,000.00	0.00013810	$2,071.50
	Total Offering Amounts						$23,625,000.00		$3,262.61
	Total Fees Previously Paid								$0
	Total Fee Offset								$0
	Net Fee Due								$3,262.61

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, the common stock shares registered hereby also include an indeterminate number of additional common stock shares as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions.

(2)	Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act. Includes the offering price of common stock shares that the underwriters have the option to purchase to cover over-allotments, if any.

(3)	Represents common stock shares registered for resale on this registration statement by the selling shareholders named in this registration statement or their permitted transferees.

(4)	Based on an assumed offering price of $5.00 per share.